Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated March 13, 2020 (which includes an explanatory paragraph relating to the FinTech Acquisition Corp. III’s ability to continue as a going concern) and March 27, 2019, relating to the balance sheets of FinTech Acquisition Corp. III as of December 31, 2019, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018 and for the period from March 20, 2017 (inception) through December 31, 2017, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 15, 2021